As filed with the Securities and Exchange Commission on June 30, 2025

Registration No. 333-252695

Registration No. 333-269340

Registration No. 333-272326

Registration No. 333-275309

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-252695

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-269340

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-272326

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-275309

UNDER

THE SECURITIES ACT OF 1933

KINETA, INC.

(By Kineta, LLC, as successor by merger to Kineta, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-8436652
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

c/o TuHURA Biosciences, Inc.

10500 University Center Dr., Suite 110

Tampa, Florida 33612

(813) 875-6600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive officers)

James A. Bianco, M.D.

President

c/o TuHURA Biosciences, Inc.

10500 University Center Dr., Suite 110

Tampa, Florida 33612

(813) 875-6600

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Curt P. Creely, Esq. Garrett F. Bishop, Esq. Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33612 (813) 225-4122

Approximate date of commencement of proposed sale to the public: Not applicable. This Post-Effective Amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Kineta, LLC (as successor by merger to Kineta, Inc., a Delaware corporation (the “Registrant”)), relate to the following Registration Statements on Form S-3 (each, a “Registration Statement” and, collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold under such Registration Statement as of the date hereof:

•

Registration Statement No. 333-252695, registering the resale of up to 1,460,861 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), acquired by the selling securityholders named therein in a private placement, which was filed with the SEC on February 3, 2021 and declared effective on February 11, 2021;

•

Registration No. 333-269340, registering the resale of (i) up to 649,346 shares of Common Stock issued to the selling securityholders named therein pursuant to the terms of that certain Securities Purchase Agreement, dated as of June 5, 2022, as amended on October 24, 2022 and as further amended on December 5, 2022, and (ii) up to $200,000,000 of (A) Common Stock, (B) preferred stock, (C) depositary shares, (D) debt securities, (E) warrants to purchase Common Stock, preferred stock and/or debt securities in one or more series, (F) purchase contracts, (G) rights to purchase Common Stock, preferred stock and/or debt securities in one or more series and (H) units comprised of shares of Common Stock, shares of preferred stock, debt securities and warrants in any combination, which was filed with the SEC on January 20, 2023 and declared effective on January 30, 2023;

•

Registration No. 333-272326, registering the sale of up to 1,425,179 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock issued to the selling securityholder named therein pursuant to the terms of that certain Securities Purchase Agreement, dated as of April 20, 2023, which was filed with the SEC on June 1, 2023 and declared effective on June 12, 2023; and

•

Registration No. 333-275309, registering the sale of up to 890,208 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock issued to a certain selling securityholder pursuant to the terms of that certain Securities Purchase Agreement, dated as of October 3, 2023, which was filed with the SEC on November 3, 2023 and declared effective on November 13, 2023.

On June 30, 2025, the Registrant completed its previously announced mergers with TuHURA Biosciences, Inc. (“TuHURA”), Hura Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of TuHURA (“Merger Sub I”), and Hura Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of TuHURA (“Merger Sub II”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 11, 2024, by and among the Registrant, TuHURA, Merger Sub I, Merger Sub II and Craig Philips, solely in his capacity as the representative, agent and attorney-in-fact of the stockholders of the Registrant, and as amended by that certain First Amendment to Agreement and Plan of Merger, dated May 5, 2025 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, (i) Merger Sub I merged with and into the Registrant (the “First Merger”), with the Registrant surviving the First Merger as a wholly-owned subsidiary of TuHURA (the “Surviving Corporation”), and (ii) the Surviving Corporation merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of TuHURA under the name “Kineta, LLC”.

As a result of the Mergers, the offerings contemplated by the Registration Statements have been terminated as of the effective time of the Mergers on June 30, 2025. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered but unsold at the termination of such offerings, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statements as of the effective time of the Mergers on June 30, 2025. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on June 30, 2025.

KINETA, LLC (as successor by merger to Kineta, Inc.)

By:	/s/ James A. Bianco, M.D.
James A. Bianco, M.D.
President

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.